EXHIBIT 10.16

Lease between

Sobrato Land Holdings and Netflix, Inc.

Section	Page #
Parties	1
Premises	1
Use	1
Permitted Uses	1
Uses Prohibited	2
Advertisements and Signs	2
Covenants, Conditions and Restrictions	2
Term and Rental	2
Base Monthly Rent	2
Rental Adjustment	3
Late Charges	3
Security Deposit	4
Construction	4
Building Shell Construction	4
Tenant Improvement Construction	5
Preliminary Pricing	6
Final Pricing	7
Change Orders	7
Building Shell Costs	7
Tenant Improvement Costs	8
Force Majeure	9
General Contractor Overhead & Profit	9
Tenant Delays	9
Insurance	9
Punch List & Warranty	10
Other Work by Tenant	10
Acceptance of Possession and Covenants to Surrender	11
Delivery and Acceptance	11
Condition Upon Surrender	11
Failure to Surrender	11
Alterations and Additions	12
Tenant’s Alterations	12
Free From Liens	12
Compliance With Governmental Regulations	12
Maintenance of Premises	13
Landlord’s Obligations	13
Tenant’s Obligations	13
Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs	13
Reimbursable Operating Costs	13
Tenant’s Allocable Share	15
Waiver of Liability	15
Hazard Insurance	15
Tenant’s Use	15
Landlord’s Insurance	15
Tenant’s Insurance	16
Waiver	16

Page i

Section	Page #
Taxes	16
Utilities	17
Toxic Waste and Environmental Damage	17
Use of Hazardous Material	17
Tenant’s Indemnity Regarding Hazardous Material	18
Notice of Release or Violation	18
Remediation Obligations	19
Environmental Monitoring	19
Tenant’s Default	19
Remedies	19
Right to Re-enter	20
Continuation of Lease	20
No Termination	20
Non-Waiver	20
Performance by Landlord	21
Landlord’s Liability	21
Limitation on Landlord’s Liability	21
Limitation on Tenant’s Recourse	22
Indemnification of Landlord	22
Destruction of Premises	22
Landlord’s Obligation to Restore	22
Limitations on Landlord’s Restoration Obligation	22
Condemnation	23
Assignment or Sublease	23
Consent by Landlord	23
Assignment or Subletting Consideration	24
No Release	25
Reorganization of Tenant	25
Permitted Transfers	25
Effect of Default	26
Effects of Conveyance	26
Successors and Assigns	26
Sublease Requirements	26
Option to Extend the Lease Term	27
Grant and Exercise of Option	27
Determination of Fair Market Rental	27
Resolution of a Disagreement over the Fair Market Rental	28
Subsequent Options	28
Right of First Offering to Purchase	28
Grant	28
Exclusions	29
General Provisions	29
Attorney’s Fees	29
Authority of Parties	29
Brokers	29
Choice of Law	29
Dispute Resolution	29
Entire Agreement	30
Entry by Landlord	31
Estoppel Certificates	31
Exhibits	31

Page ii

Section	Page #
Interest	31
Modifications Required by Lender	31
No Presumption Against Drafter	32
Notices	32
Property Management	32
Rent	32
Representations	32
Rights and Remedies	32
Severability	32
Submission of Lease	32
Subordination	32
Survival of Indemnities	33
Time	33
Transportation Demand Management Programs	33
Waiver of Right to Jury Trial	33
Memorandum of Lease	33
EXHIBIT A – Premises & Building	35
EXHIBIT B – Declaration	36
EXHIBIT C – Building Shell Plans and Specifications	37
EXHIBIT D – Building Shell Definition	38
EXHIBIT E – Tenant Improvement Plans and Specifications	39
EXHIBIT F – Memorandum of Lease	40

Page iii

1. PARTIES: THIS LEASE, is entered into on this 26th day of June, 2006, (“Effective Date”) between SOBRATO LAND HOLDINGS, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and NETFLIX, INC., a Delaware Corporation, whose address is 100 Winchester Circle, Los Gatos, CA 95032, hereinafter called respectively Landlord and Tenant. Landlord and Tenant are collectively referred to in this Lease as the “Parties”.

2. PREMISES: Landlord hereby leases to Tenant, and Tenant hires from Landlord that certain building (referred to herein as “Building” or “Premises”) to be constructed on Lot 2 as shown on Exhibit “A” attached hereto situated in the Town of Los Gatos, County of Santa Clara, State of California. The Building is situated within a project site which at completion will be shared with (i) an existing building (“Building 1”) constructed on Lot 1 and leased by Tenant pursuant to that certain lease between the parties for Building 1 dated June 28, 2004 (“Building 1 Lease), (ii) a subterranean parking structure (“Parking Structure”) and surface parking and common areas constructed on Lot A and (iii) a residential condominium development to be constructed on Lot B, all as shown in Exhibit “A” (“Project”). The parties acknowledge that Lot 1 and Lot 2 are separate parcels from Lot A, however, for all purposes hereunder when referring to Lot 2, it shall include all appurtenant rights of an owner to the use, enjoyment, management and control of Lot A. For purposes of this Lease the Building is to contain approximately 80,000 rentable square feet. Until the Building is completed and the Parking Structure is expanded as provided below, all parking spaces to be located in the Parking Structure and on the surface of Lot A (which are not shown on Exhibit A as shared parking (“Shared Parking”)) shall be for the exclusive use of Tenant pursuant to the Building 1 Lease (the “Commercial Parking”). Concurrently with the completion of the Building, the Commercial Parking will be increased by expanding the Parking Structure on Lot A and the Building and Building 1 will share (i) the Commercial Parking, (ii) the Shared Parking (iii) landscaped common areas, sidewalks, service areas and other site facilities detailed on the plans and specifications. The Commercial Parking provided to the Building and Building 1 shall not be allocated between Tenant and any other tenant of either the Building or Building 1, (if Tenant no longer leases the entirety of both Buildings), unless any tenant notifies Landlord that there are not consistently 3.5 spaces per 1,000 square feet available to Tenant,. In such event Landlord agrees to designate by striping the parking or other signage based on square footage to Tenant and the other tenants of the Buildings. In such event, Landlord shall undertake such action to effectuate such request and thereafter Tenant shall be able to enforce its right to utilize such parking through towing or other reasonable measures. Upon substantial completion of the Building, Landlord shall deliver to Tenant a certified statement of the final determination of the Building rentable square footage, which determination shall be made by measuring from the exterior outside wall to exterior of the opposite outside wall without deduction plus the area of the covered balconies and shall serve as the rentable square footage used under this Lease. Rentable square footage shall exclude any uncovered balconies, common area arcades or parking structure. Upon determination of the final Building rentable square footage, the initial Base Monthly Rent payable pursuant to Section 4.A shall be adjusted to the product of (i) the Building rentable square footage and (ii) Two and 55/100 Dollars ($2.55) per rentable square foot. Tenant shall also have access between 8:30 a.m. and 5 p.m. Monday through Friday, normal business holidays excluded, to the fitness center and swimming pool constructed on Lot B. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 5.B) constructed by Tenant pursuant to Section 5.B. Tenant acknowledges Landlord’s right to and hereby consents to construction of additional building(s) within the Project or on adjacent land owned by Landlord, provided however, such construction will not result in increased obligations of Tenant hereunder.

3. USE:

A. Permitted Uses: Tenant shall use the Premises as permitted under applicable zoning laws only for the following purposes and shall not use the Premises for any other purpose without the prior written consent of Landlord, which shall not be unreasonably withheld: Office, research and development, marketing, light manufacturing, ancillary storage and other incidental uses thereto. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. Tenant shall have the right to park up to four (4) delivery vehicles overnight in the parking lot. All commercial trucks and delivery vehicles shall be (i) parked away from the adjacent residential development, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord represents and warrants that the use specified herein is permitted pursuant to any current Laws or Restrictions.

B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the Building in excess of the load limits for which such ceiling, walls or columns are designed, or set any load on the floor in excess of the load limits for which such floors are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord’s prior approval, which approval may be withheld in its sole discretion.

C. Advertisements and Signs: Tenant will not place or permit to be placed, in, upon or about the Premises any signs not approved by the town and other governing authority having jurisdiction. Tenant will not place or permit to be placed upon the Premises any signs, advertisements or notices without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense. Notwithstanding anything herein to the contrary, Tenant shall be permitted to affix signage to or around the Building as permitted by the Town of Los Gatos.

D. Covenants, Conditions and Restrictions: Subject to Section 20.T, this Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the town, county and state where the Building is situated (collectively referred to herein as “Restrictions”) and Tenant will conform to and will not violate the terms of any such Restrictions. This Lease is specifically subject to that certain agreement entitled Declaration Of Reciprocal Easements And Operating Agreement For Shared Roadway Common Services And Operations which governs among other things the use and allocation of the costs associated with the shared roadway of the Project attached hereto as Exhibit “B” (“Declaration”). Landlord shall not make any modifications to the Declaration or any Restrictions that may increase Tenant’s obligations or decrease its rights or otherwise interfere with Tenant’s use, access or parking. Notwithstanding anything in the Declaration to the contrary, Tenant shall have reasonable approval rights over any budget produced under the Declaration or any other expenditures.

4. TERM AND RENTAL:

A. Base Monthly Rent: The term (“Lease Term”) shall be for sixty (60) months, commencing on substantial completion of Building Shell and Tenant Improvements as determined pursuant to Section 5 (the “Commencement Date”) estimated to occur on February 15, 2008 (“Target Commencement Date”) and ending sixty (60) months thereafter (“Expiration Date”). Notwithstanding the Parties’ agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent (“Base Monthly Rent”) for the Premises the amount of Two Dollars and Fifty-Five Cents ($2.55) per rentable square foot. (such amount to be Two Hundred Four Thousand and No/100 Dollars ($204,000.00) for an 80,000 rentable square foot building). Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment.

B. Rental Adjustment: Beginning twelve (12) months after the Commencement Date, and every twelve (12) months thereafter (an “Adjustment Date”), the then-payable Base Monthly Rent shall be subject to adjustment based on the increase, if any, in the Consumer Price Index that has occurred during the twelve (12) months preceding the then-applicable Adjustment Date, but in no event shall the increase on any Adjustment Date be less than two percent (2%) or more than six percent (6%). The basis for computing the adjustment shall be the U.S. Department of Labor, Bureau of Labor Statistic’s Consumer Price Index for All Urban Consumers, All Items, 1982-84=100, for the San Francisco-Oakland-San Jose area (“Index”). The Index most recently published preceding the Commencement Date shall be considered the “Base Index” for the first adjustment. Thereafter, the index most recently published preceding the previous Adjustment Date shall be considered the “Base Index.” If the Index most recently published preceding the Adjustment Date (“Comparison Index”) is greater than the Base Index, the then-payable Base Monthly Rent shall be increased by multiplying the then-payable Base Monthly Rent by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Base Index. On adjustment of the Base Monthly Rent, which shall be completed within 3 months of each Adjustment Date, Landlord shall notify Tenant by letter stating the new Base Monthly Rent and providing reasonable detail to support the Landlord’s calculation. Landlord’s calculation of the Base Monthly Rent escalation shall be conclusive and binding unless Tenant objects to said calculation within thirty (30) days of Tenant’s receipt from Landlord of such calculation. Landlord’s failure to adjust Base Monthly Rent on an Adjustment Date shall not prevent Landlord from retroactively adjusting Base Monthly Rent at any subsequent time during the Lease Term provided however, Landlord shall use all commercially reasonable efforts to give Tenant notice of any adjustment promptly. If the Index base year is changed so that it differs from 1982-84=100, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is changed, revised or discontinued for any reason, there shall be substituted in lieu thereof and the term “Consumer Price Index” shall thereafter refer to the most nearly comparable official price index of the United States Government in order to obtain substantially the same result as would have been obtained had the original Consumer Price Index not been discontinued, revised or changed, which alternative index shall be selected by Landlord and shall be subject to Tenant’s written reasonable approval.

C. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) business days after notice that such payment is past due (provided however no such notice is required if Landlord has given such notice more than twice in any given calendar year). Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys’ fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 20.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

C. Security Deposit: Intentionally deleted.

5. CONSTRUCTION:

A. Building Shell Construction: At Landlord’s sole cost and expense, Landlord shall cause the shell of the Building (“Building Shell” or “Shell”) to be constructed by Sobrato Construction (“General Contractor”), in the location and configuration shown on Exhibit “A” and in accordance with all applicable Laws and Governmental Regulations and the Building Shell plans and guideline specifications prepared by Form4, Inc. (“Landlord’s Architect”) which shall be attached as Exhibit “C” (“Shell Plans and Specifications”). The Shell Plans and Specifications and building design shall be generally consistent with those prepared for Building 1, and include an underground parking structure (the “Garage”). Landlord has delivered and Tenant has approved the Schematic Design Shell Plans and Specifications dated May 30, 2006. On or before July 26, 2006 Landlord shall cause Landlord’s Architect to prepare and deliver to Tenant that portion of the Shell Plans and Specifications relating to the Garage (the “Garage Plans and Specifications”), including fully-engineered working drawings for the Garage and structural steel for the Shell. Within ten (10) business days following receipt of the proposed Garage Plans and Specifications, Tenant shall either approve the proposed Garage Plans and Specifications or deliver to Landlord its proposal for the changes that are necessary in Tenant’s opinion to conform such proposed Garage Plans and Specifications to the approved Schematic Design Shell Plans and Specifications. If Tenant fails to approve or disapprove the proposed Garage Plans and Specifications within the allowed time period, the draft Garage Plans and Specifications proposed by Landlord shall be deemed to be the approved Garage Plans and Specifications for purposes of this Agreement. If Tenant disapproves the proposed Garage Plans and Specifications in any respect, the parties shall confer and negotiate in good faith to reach agreement on the final Garage Plans and Specifications. On or before September 29, 2006 Landlord shall cause Landlord’s Architect to prepare and deliver to Tenant the remaining proposed Shell Plans and Specifications, including fully-engineered working drawings for the Shell including the previously approved Garage Plans and Specifications. Within ten (10) business days following receipt of the proposed Shell Plans and Specifications, Tenant shall either approve the proposed Shell Plans and Specifications or deliver to Landlord its proposal for the changes that are necessary in Tenant’s opinion to conform such proposed Shell Plans and Specifications to Schematic Design Shell Plans and Specifications. If Tenant fails to approve or disapprove the proposed Garage Plans and Specifications within the allowed time period, the draft Garage Plans and Specifications proposed by Landlord shall be deemed to be the approved Garage Plans and Specifications for purposes of this Agreement. If Tenant disapproves the proposed Garage Plans and Specifications in any respect, the parties shall confer and negotiate in good faith to reach agreement on the final Garage Plans and Specifications. The Building Shell shall include the Parking Structure, the foundation system and slab, walls, structural and finished roof, exterior glazing (including soundproofing), entry doors, and all improvements necessary for the Shell to comply with the Americans with Disabilities Act (“ADA”); all parking areas (including striping and ADA-required signage), driveways, curbs, sidewalks, utility installations to the Shell, exterior lighting, irrigation systems, landscaping, and other outside area improvements specified in the Shell Plans and Specifications; and all other on-site and off-site improvements required by any governmental authority as a condition of its issuance of any approval for construction of the Shell or the Tenant Improvements (including road widening, resurfacing and striping, signalization, sidewalks, curbs, lighting and other improvements; and shall include those items set forth in the attached Exhibit “D” (“Building Shell Definition”).

As soon as Landlord and Tenant approve the Shell Plans and Specifications, Landlord shall submit the approved Shell Plans and Specifications to all appropriate governmental agencies for their approval and issuance of all required permits. Landlord shall use its reasonable best efforts to obtain all governmental approvals and permits necessary for construction of the Shell, including a building permit from the Town of Los Gatos, as soon as possible and thereafter cause the General Contractor to Substantially Complete the Building Shell. The Building Shell shall be deemed substantially complete (“Substantially Complete” or “Substantial Completion”) when: (i) the Building Shell has been substantially completed in accordance with the Shell Plans and Specifications, as evidenced by a final inspection or its equivalent by the appropriate governmental authority, including a temporary certificate of occupancy for the Shell, if applicable, or any final “sign-off” by all required governmental authorities, (ii) the Landlord’s Architect has certified that the Building Shell has been completed in accordance with the Shell Plans and Specifications, (iii) all utilities have been installed in accordance with the Shell Plans and Specifications, and (iv) all incomplete or defective construction which could interfere with or impede construction and installation of the Tenant Improvements has been remedied and repaired.

B. Tenant Improvement Construction: Landlord shall cause the improvements to the interior of the Premises (“Tenant Improvements”) to be constructed by General Contractor or by Devcon Construction at the election of Tenant to be made on or before June 1, 2006 (the “Tenant GC”), in accordance with plans and outline specifications to be attached as Exhibit “E” (“Tenant Improvement Plans and Specifications”). For purposes of this Lease, the “Building Core” means elevators, finished restrooms, down heads of the fire sprinklers, HVAC and electrical systems distributed to each floor, exiting stair finishes, and a finished building lobby. The Tenant Improvements Plans and Specifications shall be prepared, at Tenant’s expense by Form4, Inc. (“Tenant’s Architect”). On or before July 7, 2006, Tenant shall notify Landlord of its elevator design and specifications to be incorporated into the Shell. On or before August 14, 2006, Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord a space plan for the Tenant Improvements for Landlord’s approval, which approval shall not be unreasonably withheld or delayed. If Landlord fails to approve or disapprove the proposed space plan within ten (10) business days following delivery of the proposed space plan to Landlord, the space plan proposed by Tenant shall be deemed to be the approved preliminary plans for the Tenant Improvements (the “Preliminary TI Plans”). The Preliminary TI Plans shall contain sufficient detail in the building core and floor penetrations as to allow Tenant GC to price and order any equipment which lead time requires a early commitment to purchase in order to meet the Target Commencement Date (“Long Lead Items”). If Landlord disapproves the proposed space plan, Landlord shall deliver to Tenant Landlord’s written proposal for required changes, and the parties shall negotiate in good faith to reach agreement on the Preliminary TI Plans. On or before September 18, 2006, Tenant shall submit its design build specifications for the mechanical, electrical, plumbing, and fire designs. On or before January 8, 2007, Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord proposed final Tenant Improvement Plans and Specifications with all detail reasonably necessary for submittal to the Town for issuance of building permits and for construction and shall include any information required by the relevant agencies regarding Tenant’s use of Hazardous Materials if applicable. Within ten business (10) days thereafter, Landlord shall either approve or disapprove the proposed final Tenant Improvement Plans and Specifications, Landlord shall not unreasonably withhold or delay its approval and may not in any event disapprove proposed Tenant Improvement Plans and Specifications so long as they are consistent with the approved Preliminary TI Plans. If Landlord disapproves the proposed Tenant Improvement Plans and Specifications in any respect, Landlord shall specify in reasonable detail the changes that are required, in Landlord’s reasonable opinion, to conform the proposed Tenant Improvement Plans and Specifications to the Preliminary TI Plans. If Landlord fails to approve or disapprove the proposed Tenant Improvement Plans and Specifications within the allowed time period, the final Tenant Improvement Plans and Specifications proposed by Tenant shall be deemed to be the approved Tenant Improvement Plans and Specifications for purposes of this Agreement.

The Tenant Improvement Plans and Specifications shall provide for a minimum build-out in all areas of the Premises consisting of: (i) the Building Core, (ii) floor coverings, (iii) t-bar suspended ceiling (iv) distribution of the HVAC system, and (v) 2’ x 4’ drop-in fluorescent lighting. Tenant shall not have the right to delay the completion of the foregoing minimum Tenant Improvement build-out beyond a reasonable time, subject to Section 5.G (Force Majeure) below. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow the Tenant GC to construct the Tenant Improvements. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 7. Tenant shall have the right to depreciate and claim and collect any investment tax credits for the Tenant Improvements during the Lease Term and Landlord shall have the right to depreciate and claim any investment tax credits for the Building Shell and Parking Structure. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore.

As soon as Landlord and Tenant approve the Tenant Improvement Plans and Specifications, Landlord shall submit the approved Tenant Improvements Plans and Specifications to all appropriate governmental authorities for their approval and issuance of all required permits. Landlord shall use its reasonable best efforts to obtain all governmental approvals and permits necessary for construction and installation of the Tenant Improvements in accordance with the approved Tenant Improvement Plans and Specifications as soon as possible, including a building permit from the Town of Los Gatos for the Tenant Improvements. As soon as such governmental approvals and permits have been obtained, Landlord shall cause the Tenant GC to commence and diligently prosecute completion of the construction and installation of the Tenant Improvements so that the Tenant Improvements will be substantially complete by the Target Commencement Date. Landlord shall cause the Shell and the Tenant Improvements to be constructed in a good and workmanlike manner, in accordance with the approved Shell Plans and Specifications and Tenant Improvement Plans and Specifications, in compliance with all applicable Laws and Governmental Regulations, and using only new materials of good quality. The Tenant Improvements shall be deemed substantially complete when (i) the Tenant Improvements have been substantially completed in accordance with the Tenant Improvement Plans and Specifications, as evidenced by the issuance of a certificate of occupancy or its equivalent by the appropriate governmental authority, (ii) Tenant’s Architect has certified that the Tenant Improvements has been completed in accordance with the Tenant Improvement Plans and Specifications and all applicable Laws and Governmental Regulations, (iii) all utilities are hooked up and available for use, (iv) all incomplete or defective construction which interferes with Tenant’s use of the Premises has been remedied and repaired, (v) Landlord has delivered possession of the Premises to Tenant, and (vi) Tenant has had forty-five (45) days within which to install its trade fixtures, furniture and equipment, including, without limitation, Tenant’s telephone, telecommunications, data cabling and security systems, signage, and other operating systems for the Premises. Installation of Tenant’s data and phone cabling, or Tenant’s furniture, shall not, however, be required in order to deem the Tenant Improvements Substantially Complete. When the Premises are substantially complete, including all Tenant Improvements, Landlord shall deliver possession of the completed Premises to Tenant. Tenant shall not, however, have any obligation to accept possession of the Premises or commence payment of rent until the date that the Premises (including all Tenant Improvements), are substantially complete.

Landlord acknowledges that its failure to deliver the Premises to Tenant substantially complete on or before June 15, 2008 (subject to extension for Force Majeure or Tenant Delay) will cause Tenant to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if Landlord fails to deliver to Tenant the Premises (including all Tenant Improvements) substantially complete on or before said date, Landlord shall pay to Tenant, as reimbursement for such costs, an amount equal to Ten Thousand Dollars ($10,000) as liquidated damages for each day delivery of the Premises is delayed beyond such date as its sole and exclusive remedy for Landlord’s failure to achieve substantial completion. The parties agree that such amount represents a fair and reasonable estimate of the cost Tenant will incur by reason of the late delivery of the Premises. At Tenant’s election, Tenant may offset any sum due Tenant under this paragraph against rental and other payments otherwise due Landlord (including, without limitation, under paragraph 5.E below).

C. Preliminary Pricing: Within fourteen (14) days after completion of the Preliminary TI

Plans Landlord shall prepare a conceptual budget (“Conceptual Budget”) in sufficient detail to allow Tenant to approve the cost of the Long Lead Items. Should Tenant disapprove the Conceptual Budget within ten (10) days from receipt of same, the Tenant’s Architect shall have ten (10) days following disapproval to make modifications to the design and resubmit revised Preliminary TI Plans to the Tenant GC for pricing. The Tenant GC shall thereafter have five business (5) days to price the changes and resubmit revised pricing to Tenant for approval.

D. Final Pricing: With fourteen (14) days following completion of the Tenant Improvements Plans and Specifications, Landlord shall cause the Tenant GC to submit to Tenant competitive bids, solicited from at least three (3) subcontractors approved by Tenant for each aspect of the work in excess of Fifty Thousand and No/100 Dollars ($50,000.00) related to the Tenant Improvements or such other amount as requested by Tenant. All such bidding shall be on an “open book” basis so that Tenant may be present at the opening of each bid and Tenant shall in any event receive copies of all bid solicitations and responses to and from prospective bidders. Notwithstanding Tenant’s right to approve the subcontractors, each subcontractor shall be a contractor only of the Tenant GC and/or Landlord, and Tenant shall have no liability to any subcontractor under any subcontract or otherwise with respect to the Premises. Landlord shall cause the Tenant GC to utilize the low bid in each case unless Tenant approves Tenant GC’s use of another subcontractor. Landlord shall promptly prepare and deliver to Tenant, for Tenant’s approval, a detailed, comprehensive, budget (the “Tenant Improvement Budget”) which shall identify all costs to be incurred in connection with the construction and installation of the Tenant Improvements, including a five percent (5%) contingency to protect the Tenant GC against cost overruns and the general contractor fee specified in Section 5.I below, which amount may be spent only with approval of Tenant, not to be unreasonably withheld. Upon Tenant’s written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the Tenant Improvement Budget was made, and Landlord shall cause the Tenant GC to proceed with the construction of the Tenant Improvements in accordance with the terms of Section 5.B above. If Tenant does not specifically approve or disapprove the Tenant Improvement Budget within ten (10) business days of submission, Tenant shall be deemed to have approved the bids. Should Tenant disapprove the Tenant Improvement Budget within ten (10) days from receipt of same, the Tenant’s Architect shall have ten (10) business days following disapproval to make modifications to the design and resubmit revised Tenant Improvement Plans to the Tenant GC for pricing. The Tenant GC shall thereafter have five business (5) days to price the changes with the low bidder from each trade and resubmit revised pricing to Tenant for approval.

E. Change Orders: Subject to the reasonable approval by Landlord, Tenant shall have the right to order changes in the Tenant Improvements. Upon request and prior to Tenant’s submitting any binding change order, Landlord shall cause the Tenant GC to promptly provide Tenant with written statements of the actual, direct construction cost to implement and any time delay or increased construction costs associated with any proposed change order, which statements shall be binding on Tenant GC. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Landlord shall cause the Tenant GC to implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by Tenant GC to Tenant for any such change order. All such costs of construction to implement any such change shall be calculated in accordance with Section 5.G below.

F. Building Shell Costs: Tenant shall initially pay for the cost of the Parking Structure not to exceed the sum of Six Million and No/100 Dollars ($6,000,000.00). Tenant may elect to pay the foregoing amount in either of the following ways (i) within two weeks after notice from Landlord that all necessary permits have been obtained and construction on the Parking Structure has commenced (such notice to be given no earlier than October 1, 2006), make a payment of $1,000,000 and thereafter make payments of $1,000,000 no later than the 5th day of each calendar month for the 5 calendar months following delivery of the Landlord’s notice or (ii) make progress payments as set forth below. If electing (ii) above, then during the course of construction of Parking Structure, Landlord shall cause the Tenant GC to deliver to Tenant not more than once each calendar month a written request for payment (“Progress Invoice”) which shall include and be accompanied by (i) Tenant GC’s certified statements setting forth the amount requested, certifying the percentage of completion of each item for which reimbursement is requested and that the construction of the Parking Structure is “on budget”, (ii) copies of paid invoices of suppliers and subcontractors performing work on the Parking Structure in the aggregate amount of the Progress Invoice, and (iii) Landlord Architect’s certified statement that all of the work for which payment is to be made pursuant to such Progress Invoice has been performed in compliance with the Shell Plans and Specifications and this Lease. Tenant shall pay Landlord the amount due pursuant to the Progress Invoice, within ten (10) business days after Tenant’s receipt and approval of the above items. Landlord shall pay the balance of all costs associated with the Building Shell, including all other costs associated with the Parking Structure.

G. Tenant Improvement Costs: Tenant shall also pay the Tenant Improvement Costs described below, however Tenant shall have the right to offset and credit against all Tenant Improvement Costs all amounts paid by Tenant for the Parking Structure pursuant to Section 5.F above. The “Tenant Improvement Costs” shall consist of only the following to the extent actually incurred by Tenant GC in connection with the construction of Tenant Improvements: construction costs for labor and materials, amounts paid to governmental authorities for inspections and issuance of building permits and approvals for the Tenant Improvements (but not that portion of such amounts applicable to, or based on the value of, the Shell), and the Tenant GC overhead and profit as described in Section 5.I below. In no event, however, shall Tenant Improvement Costs include (i) charges and expenses for changes to the Tenant Improvement Plans and Specifications which have not been approved by Tenant, (ii) wages, labor and overhead for overtime and premium time, (iii) additional costs and expenses incurred by Landlord on account of any contractor’s or subcontractor’s default or construction defects, (iv) principal, interest and fees for construction and permanent financing, (v) offsite management or other general overhead costs incurred by Landlord, (vi) bond premiums, (vii) costs for which Landlord has a right of reimbursement from others (including, without limitation, insurers and warrantors), (viii) restoration costs in excess of insurance proceeds as a consequence of casualties, (ix) penalties and late charges attributable to Landlord’s failure to pay Tenant Improvement Costs, (x) attorneys’, experts’ and other fees and costs in connection with contracts and disputes, and (xi) costs in excess of the approved Tenant Improvement Budget, as modified by change orders approved by Tenant; all of which shall be the sole obligation of Landlord.

Following Substantial Completion of the Tenant Improvements, Landlord shall deliver to Tenant a written request for payment which shall include and be accompanied by Tenant GC’s certified statements setting forth the amount expended for Tenant Improvement Costs less the aggregate amount previously paid by Tenant for the Parking Structure, together with all other items required to be submitted for each Progress Invoice under Section 5.F above, except that all such items shall relate to the construction and installation of the Tenant Improvements and not the Parking Structure. In addition, when the Premises are substantially complete, Landlord shall submit to Tenant a final and detailed accounting of all Tenant Improvement Costs paid by Landlord, certified to be true and correct by Landlord’s financial officers. Tenant may audit the books, records and supporting documents of Landlord and Tenant GC to the extent necessary to determine the accuracy of such accounting. Tenant shall bear the cost of such audit unless such audit discloses that Landlord has overstated the Tenant Improvement Costs by more than two percent (2%), in which event Landlord shall pay the costs of Tenant’s audit. Landlord shall promptly refund any overpayments to Tenant. Provided that the Tenant Improvements have in fact been substantially completed and Tenant has received from Tenant’s Architect a written statement certifying such substantial completion of the Tenant Improvements in accordance with the approved Tenant Improvements Plans and Specifications, Tenant shall pay to Landlord the amount due pursuant to the invoice, within thirty (30) days after Tenant’s receipt and approval of the above items. If the aggregate amount paid by Tenant for the Parking Structure under Section 5.F exceeds the aggregate amount of the Tenant Improvement Costs, then Landlord shall promptly refund such excess to Tenant. Tenant shall have the further right to offset and credit any amounts not so refunded by Landlord against any rental or other amounts payable by Tenant under this Lease.

H. Force Majeure: Any prevention, delay or stoppage due to strikes, lockouts, labor disputes (excluding disputes between Landlord and the General Contractor, Tenant GC or between or among the General Contractor and the Tenant GC or any subcontractors), governmental restrictions, regulations, controls, civil commotion, fire or other act of God, and other similar causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5 by a period equal to the period of any said prevention, delay or stoppage; provided, however, that Landlord shall use its reasonable best efforts to minimize all such delays. If Landlord fails to obtain all building permits necessary to construct the Parking Structure and Building Shell and fails to commence construction by October 1, 2006, Tenant shall have the right to terminate this Lease by providing Landlord with written notice of termination and thereafter this Lease shall be deemed terminated provided Tenant shall be entitled to a refund of any monies advanced hereunder.

I. Tenant GC Overhead & Profit: As compensation to the Tenant GC for its services related to construction of the Building Shell and Tenant Improvements, Tenant GC shall receive a fee of 6% of the Tenant Improvement Costs or as may otherwise be mutually agreed to by Tenant and Tenant GC, which fee shall cover all of the following: insurance, construction supervision and administration, temporary on-site facilities, home office administration, supervision, and coordination and construction profit. Except as provided therein, neither Landlord nor Tenant GC shall receive any other fee or payment from Tenant in connection with the development, construction and installation of the Premises.

J. Tenant Delays: A “Tenant Delay” shall mean any delay in substantial completion of the Building to the extent actually caused by the following: (i) Tenant’s failure to complete or approve the Tenant Improvement Plans by the dates set forth in Section 5.B, (ii) Tenant’s failure to approve the bids for construction by the dates set forth in Section 5.C, (iii) changes to the plans requested by Tenant which delay the progress of the work, not to exceed any delay approved by Tenant under the applicable change order, (iv) Tenant’s failure to make a progress payment for the Parking Structure costs as provided in Section 5.F, and (v) any errors or omissions in the Tenant Improvement Plans provided by Tenant’s architect. Tenant Delay shall exclude, however, any delay in substantial completion of the Building to the extent caused by the following: (i) Landlord’s failure timely to perform its obligations under this Lease, its agreement with the Tenant GC, or any permits or licenses with governmental authorities (including, without limitation, payment of costs to construct and install the Shell and the Tenant Improvements as provided herein); (ii) Tenant GC’s failure to perform its obligations under this Lease and/or its agreement with Landlord; (iii) Landlord’s failure to approve the Tenant Improvements Plans and Specifications by the date set forth in Section 5.B; and (iv) any errors or omissions in the Shell Plans and Specifications. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Premises are substantially complete, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred. Notwithstanding anything herein to the contrary, Tenant shall have the ability to stagger or otherwise delay completion of the Tenant Improvements not included in the Building Core, provided however, such delay shall not delay the commencement under the Lease and provided further that Tenant provides Landlord with reasonable security (in the form of a letter of credit or other similar instrument) to cover the cost of completion of the Tenant Improvements.

K. Insurance: Risk of loss of the Premises prior to the Commencement Date shall be borne by Landlord. Landlord shall cause the General Contractor and/or Tenant GC to procure (as part of Contractor’s Fee) a “Broad Form” liability insurance policy in the amount of Three Million Dollars ($3,000,000.00). Landlord shall also procure (as a cost of the Building Shell) builder’s risk insurance for the full replacement cost of the Building Shell and Tenant Improvements while the Building and Tenant Improvements are under construction, up until the date that the casualty insurance policy described in Section 9 is in full force and effect. Landlord’s insurance policy (i) shall be in a form reasonably satisfactory to Tenant and name Tenant as a named insured, (ii) shall be carried with a company reasonably acceptable to Tenant, (iii) shall provide that such policy shall not be subject to cancellation or change except after at least ten (10) days prior written notice to Tenant, and (iv) shall contain a “cross liability” provision insuring Landlord and Tenant against any loss incurred by the negligence of the other party. Tenant shall be designated as a named insured on such insurance policy and the “deductible” thereunder shall not exceed Fifty Thousand Dollars ($50,000).

If the Premises are damaged or destroyed prior to the Commencement Date of this Lease, Tenant shall have the right to terminate this Lease if the Premises (including the Tenant Improvements), in the reasonable opinion of Landlord’s Architect, cannot be substantially completed prior to January 1, 2009. If this Lease is so terminated, Tenant shall be entitled to that amount of the insurance proceeds equal to the amount paid by Tenant for the Parking Structure and the Tenant Improvements prior to the termination date. If the Premises are damaged or destroyed and this Lease is not terminated, Landlord shall promptly and diligently complete construction of the Premises (including the Tenant Improvements) in accordance with this Lease, and all insurance proceeds with respect to the loss shall be paid to an independent depository, reasonably acceptable to Landlord and Tenant, for disbursement to the contractors completing the Premises as the work progresses in accordance with customary institutional lending practices.

L. Punch List & Warranty: Within thirty (30) days after the Building Shell and Tenant Improvements are substantially complete, Landlord shall cause the General Contractor and/or Tenant GC to immediately correct any construction defect or other “punch list” item which Tenant brings to General Contractor’s and or Tenant GC’s attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. The preparation of such a “punch list” shall not, however, be deemed an acceptance by Tenant of the Premises as free from defects and shall not in any way affect Landlord’s or General Contractor’s warranty obligations.

General Contractor and Tenant GC shall provide a standard contractor’s warranty with respect to the Building Shell and the Tenant Improvements for one (1) year from the Commencement Date. Such warranty shall exclude routine maintenance, damage caused by Tenant’s negligence or misuse, damages arising from any deficiency in the Tenant Improvement plans and specifications provided by Tenant’s architect, and acts of God. In addition, effective upon delivery of the Premises to Tenant, Landlord warrants that (i) the Shell and the Tenant Improvements were constructed in accordance with all Laws and Governmental Regulations, (ii) the Shell and the Tenant Improvements were constructed in accordance with the Shell Plans and Specifications and the Tenant Improvements Plans and Specifications, respectively, and in a good and workmanlike manner, (iii) all material and equipment installed in the Premises was new and otherwise of good quality and was installed in accordance with all manufacturer’s specifications, instructions and requirements, and (iv) all material and equipment installed in the Premises has been paid for and is free of liens and security interests. All construction, product and equipment warranties and guaranties obtained by Landlord shall, to the extent obtainable, provide that such warranties and guaranties shall also run to the benefit of Tenant and its successors and assigns. Landlord shall cooperate with Tenant in enforcing such warranties and guaranties. Notwithstanding anything to the contrary in this Lease, Tenant’s acceptance of the Premises shall not be deemed a waiver of the foregoing warranty, and Landlord shall promptly repair all violations of the warranty set forth in this paragraph at its sole cost and expense.

M. Other Work by Tenant: All work not described in the Shell Plans and Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant at Tenant’ cost. Landlord shall assure that all utilities are installed and available to the Premises. Prior to substantial completion, Tenant shall be obligated to (i) provide active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. Forty Five (45) days prior to the estimated date of Substantial Completion, Landlord shall notify Tenant and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant’s trade fixtures and equipment. Any such installation work by Tenant or its authorized representatives and contractor shall be undertaken upon the following conditions: (i) the entry into the Premises by Tenant or its representatives or contractors shall not interfere with or delay General Contractor’s/Tenant GC work, (ii) any contractor used by Tenant in connection with such entry and installation shall use union labor, and (iii) Tenant shall maintain the liability insurance required pursuant to this Lease.

6. ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:

A. Delivery and Acceptance: On the Commencement Date, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises on the Commencement Date. By accepting possession, Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty or further obligation by Landlord except as provided in this Lease. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for (i) “Punch List” type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession and (ii) Landlord’s warranties provided in Section 5 above or elsewhere in this Lease. Within sixty (60) days after the Commencement Date, Tenant agrees to be in occupancy of at least twenty percent (20%) of the rentable square footage of the Premises.

B. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the commercially reasonable standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be patched and spot painted, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in “good operating condition and repair” as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. Notwithstanding the foregoing, in no event shall the total cost of the work to complete items i, ii, iii, iv, v, vi and viii above (absent Tenant’s negligence or misconduct and excluding any repairs or maintenance required for the HVAC system) exceed Forty Thousand and No/100 Dollars ($40,000.00). On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. If Landlord has so indicated pursuant to Section 7 below Tenant shall, at Tenant’s sole cost and expense, remove such Alterations as Landlord has required and shall repair and restore such to condition at time of commencement, normal wear and tear excluded. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal but only to the extent such compliance is necessitated by and relates solely to the repair and restoration work of the Tenant Improvements. In no event, however, shall Tenant be required to remove any portion of the initial Tenant Improvements installed in accordance with the terms of this Lease.

C. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C. If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred twenty-five percent (125%) of the Base Monthly Rent due in the month preceding the earlier termination or Expiration Date, as applicable, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect. This provision shall survive the termination or expiration of the Lease.

7. ALTERATIONS AND ADDITIONS:

A. Tenant’s Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. Notwithstanding the foregoing, Tenant shall be entitled without obtaining Landlord’s consent, to make any Alterations which (i) do not affect the structure of the Building, and (ii) cost does not exceed Fifty Thousand Dollars ($50,000.00) per alteration nor an aggregate of One Hundred Thousand Dollars ($100,000.00) in any twelve (12) month period (such amounts to increase annually by any increase in the CPI). If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans not to exceed $1,000 per alteration. Upon the request of Tenant, Landlord shall, within the 15-day period, advise Tenant in writing as to whether Landlord shall require removal of an Alteration in question upon the expiration or earlier termination of the Lease Term. After obtaining Landlord’s consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and in the event the total estimated cost of the Alteration exceeds $300,000 (such amount to increase annually by any increase in the CPI) provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics’ lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations, if applicable. All Alterations shall be constructed by a licensed general contractor in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990 as amended from time to time. Upon the Expiration Date, all Alterations, except movable furniture, equipment and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations that are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation that has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.

B. Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within ten (10) days after receiving notice of the filing, Landlord shall immediately be entitled to discharge the lien at Tenant’s expense and all reasonable resulting costs incurred by Landlord, including attorney’s fees shall be due immediately from Tenant as additional rent.

C. Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, town or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant’s sole expense will comply with all such Governmental Regulations applicable to the premises or the Tenant’s use of the Premises and shall make all repairs, replacements, alterations, or improvements necessary to comply with said Governmental Regulations. Such expense shall be borne solely by Tenant if the Governmental Regulations relate to or are required by any Law because of (i) Tenant’s particular use or change of use of the Premises, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s construction or installation of any Alterations or Trade Fixtures. To the extent repairs, replacements, alterations or improvements are required by Governmental Regulations and are not related to or required by Tenant pursuant to the preceding sentence, then the expense shall be split between Landlord and Tenant based on the following: Landlord and Tenant shall establish the useful life of the item in question based upon generally accepted accounting principles. Tenant shall pay a portion of the cost equal to the actual compliance-related expense times a fraction, the numerator of which is the number of months remaining in the initial Lease Term, and the denominator of which is the useful life of the required work in months. Landlord shall make such portion of its payment to Tenant within fifteen (15) days after written demand. Tenant shall thereafter submit payment and deliver proof of payment by Tenant to Landlord. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

8. MAINTENANCE OF PREMISES:

A. Landlord’s Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the foundation, all exterior walls, structural support systems, and roof structure of the Building Shell. Landlord further agrees to perform the maintenance, repair and restoration obligations and payments thereunder of “Commercial Owner” under the Declaration and to enforce obligations of other owners under the Declaration.

B. Tenant’s Obligations: Subject to 8.A above, Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises, (viii) all elevator equipment, (ix) the roof membrane system. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.

C. Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs: In addition to the direct payment by Tenant of expenses as provided in Sections 8.B, 9, 10 and 11 of this Lease, Tenant agrees to reimburse Landlord for Tenant’s Allocable Share (as defined in Section 8.E below) of Reimbursable Operating Costs (as defined in Section 8.D below) which are not otherwise paid by Tenant directly. Tenant agrees to pay its Allocable Share of the Reimbursable Operating Costs as additional rental within thirty (30) days of written invoice from Landlord.

D. Reimbursable Operating Costs: For purposes of calculating Tenant’s Allocable Share of Building and Project Costs, the term “Reimbursable Operating Costs” is defined as all reasonable costs and expenses hereinafter described which are actually incurred by Landlord in connection with operation of the Building or the Project in which Premises are located. All such costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied, including but not limited to the following: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, and Building utilities to the extent not separately metered; (ii) common area maintenance and service agreements for the Building and/or Project and the equipment therein, including without limitation, common area janitorial services, alarm and security services, exterior window cleaning, and maintenance of the sidewalks, landscaping, waterscape, roof membrane, parking areas, driveways, service areas, mechanical rooms, elevators, and the building exterior; (iii) insurance premiums and costs, including without limitation, the premiums and cost of fire, casualty terrorism and liability coverage and rental abatement and, if elected by Landlord, earthquake insurance applicable to the Building or Project, all as limited by Section 9; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and repairs or alterations attributable solely to tenants of the Building or Project other than Tenant); and (v) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Building or Project, upon the occupancy of the Building or Project and including any substitute or additional charges which may be imposed during, or applicable to the Lease Term including real estate tax increases (as permitted under Section 10) due to a sale, transfer or other change of ownership of the Building or Project, as such taxes are levied or appear on the Town and County tax bills and assessment rolls. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. This is a “Net” Lease, meaning that Base Monthly Rent is paid to Landlord absolutely net of all costs and expenses, except as provided otherwise herein. The provision for payment of Reimbursable Operating Costs by means of periodic payment of Tenant’s Allocable Share of Building and/or Project Costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the Building and/or Project. The provisions of the Section 8 notwithstanding, if the any capital improvements or repairs, including without limitation, roof membrane or the HVAC system requires replacement during the Lease Term, then Tenant shall make such replacement and the cost of such replacement shall be allocated as follows: Landlord and Tenant shall establish the useful life of the replacement or repair based upon the useful life of the replacement or repair in months. Landlord shall within ten (10) days reimburse Tenant for the cost of the replacement less the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the replacement. Notwithstanding anything in this lease to the contrary, Reimbursable Operating Cost shall not include (i) costs incurred in connection with the original construction of the Building; (ii) costs of correcting defects in or inadequacy of the initial design or construction of the Building; (iii) fines, penalties, ground-lease rental or interest; (iv) expenses resulting from the negligence of Landlord, its agents, servants or employees or from another tenant of the Project; (v) bad debt loss, rent loss or reserves of any kind; (vi) costs associated with the operation of the business of the partnership which constitutes Landlord (as distinguished from costs of operation of the Building), including without limitation, partnership accounting and legal matters, cost of defending lawsuits, or cost of financing; (vii) fees (including legal) or commissions incurred in connection with leasing the Project; (viii) cost for which Landlord is reimbursed by another tenant or occupant of the Project; (ix) wages and benefits of any employee who does not devote substantially all of his or her time to the Building; (x) costs paid to Landlord or to affiliates of Landlord for services in the building to the extent the same exceed or would exceed the costs for such services if rendered by unaffiliated third parties on a competitive basis; (xi) net income, inheritance, gift or estate tax; (xii) Landlord’s general corporate overhead and general administrative expenses; (xiii) any management fees; (xiv) any Project Costs associated with the development, improvement, construction, repair, maintenance, ownership or operation of Lot 1 or Lot B, except as specifically provided in the Declaration as to be shared between the Commercial Owner and the Residential Owner, as defined in the Declaration.

Tenant shall have the right, at Tenant’s expense and not more than once every 12 months, upon not less than twenty (20) days prior written notice to Landlord, to review, at reasonable times in Landlord’s office or at another reasonable location designated by Landlord, Landlord’s books and records applicable to this Lease and for the prior year’s Reimbursable Operating Costs, for purposes of reviewing Landlord’s expenditures and Landlord’s calculation of such Reimbursable Operating Costs. In the event that Tenant disputes any amount charged to Tenant, Tenant shall further have the right to have Landlord’s books and records with respect to such costs for such fiscal year to be audited by a certified public accountant selected by Tenant. Tenant’s Allocable Share of such Reimbursable Operating Cost shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of five (5%) percent of Tenant’s Allocable Share of Reimbursable Operating Costs previously paid, the reasonable cost of such audit shall be borne by Landlord; otherwise, the cost of such audit shall be paid by Tenant.

E. Tenant’s Allocable Share: For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant’s Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the Reimbursable Operating Costs by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is either the total rentable square footage of the Building if the service or cost is allocable only to the Building, or the total rentable square footage of the Project if the service or cost is allocable to the entire Project. Tenant’s obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Lease Commencement and Expiration dates and subject to recalculation in the event of expansion of the Building or Project.

F. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

9. HAZARD INSURANCE:

A. Tenant’s Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all reasonable requirements pertaining to the Premises of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

B. Landlord’s Insurance: Landlord agrees to purchase and keep in force All Risk and fire insurance in an amount equal to the full replacement cost of the Building (including any Tenant Improvements (without depreciation) or Alterations paid for by Tenant). Tenant shall provide Landlord annually an estimate of the cost to replace its Tenant Improvements and Alterations. At Tenant’s request, Landlord shall deliver certificates of insurance to Landlord evidencing such Insurance. The insurance shall provide for thirty (30) days’ prior written notice to Tenant of any cancellation, or termination in coverage. The cost of such insurance shall constitute a Reimbursable Operating Cost. Landlord’s insurance on the Tenant Improvements and Alterations shall name Tenant as an additional insured. At Landlord’s election, such all risk and fire insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake, flood or terrorist acts, and shall contain reasonable deductibles. If Landlord elects to obtain insurance against any such additional perils Tenant’s obligation to reimburse Landlord for the cost of the additional coverage shall be limited to an annual amount of Eighty Five Thousand and No/100 Dollars ($85,000) increased each year during the Lease term by three percent (3%) compounded. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental loss insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full reasonable cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy not to exceed Fifty Thousand and no/100 Dollars ($50,00.00). Payment shall be due to Landlord within thirty (30) days after written invoice to Tenant. It is understood and agreed that Tenant’s obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

C. Tenant’s Insurance: Tenant agrees, at its sole cost, to insure its personal property, against damage for their full replacement value. Said insurance shall provide All Risk and fire coverage equal to the replacement cost of said property. The property insurance provided by Tenant as required by this paragraph and shall name Landlord and Landlord’s lender, as loss payee with respect to Tenant Improvements and Alterations only. Tenant shall deliver certificates of insurance to Landlord evidencing such Insurance. Tenant agrees, at its sole cost, and to obtain worker’s compensation and Commercial General Liability insurance for occurrences within the Premises. Worker’s Compensation limits shall be per state law. General Liability Insurance shall contain a combined single limit of not less than Five Million Dollars ($5,000,000.00) (coverage may be provided by any combination of primary and excess insurance). Tenant’s liability insurance shall be primary insurance containing a cross-liability clause, and shall provide coverage on an “occurrence” rather than on a “claims made” basis. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named (additional) insureds shall not reduce or avoid coverage to the other named (additional insureds). Tenant shall name Landlord, Sobrato Development Companies and Landlord’s lender as an additional insured (except with respect to damages arising out of its sole negligence or with respect to structural alteration, new construction or demolition operations performed by or on behalf of and shall deliver a certificates of insurance to Landlord. All insurance policies required under this section shall provide for thirty (30) days’ prior written notice to Landlord of any cancellation or termination in coverage. Notwithstanding the above, Landlord retains the right to have Tenant provide other forms of insurance which may be reasonably required to cover future risks, provided such as available at commercially reasonable rates but in no event exceeding an annual amount payable by Tenant of $25,000.

D. Waiver: Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive rights each may have against the other on account of property damage sustained by Landlord or Tenant, as the case may be to the Premises or its contents, which may arise from any risk covered by their respective property insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The Parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10. TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant’s personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. All real estate taxes shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. Any tax assessments shall be payable over the longest term allowed. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord’s sole election,

Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services but in no event more than the amount of tax savings. Notwithstanding the foregoing, if property taxes increase during the Lease Term as a result of a reassessment due to a voluntary change of ownership, Tenant’s shall be responsible for payment of the resulting property tax increase as follows: during the first twelve months, Tenant shall be responsible for payment of thirty three percent (33%) of the tax increase; during the second twelve months, Tenant shall be responsible for payment of sixty seven percent (67%) of the tax increase, thereafter Tenant shall be responsible for payment of the entire tax increase.

11. UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company’s failure to furnish utilities to the Premises, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12. TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

A. Use of Hazardous Material: Without the prior written consent of Landlord, Tenant or Tenant’s agents, employees, contractors, subtenants or invitees (“Tenant’s Agents”) shall not cause or permit any Hazardous Material, as defined below, to be generated, brought onto, used, stored, created, released or disposed of in or about the Premises, except in strict compliance with all Environmental Laws, as defined below. As used herein, the term “Hazardous Material” shall mean any substance, material or waste (whether liquid, solid or gaseous), which is a pollutant or contaminant, or which is hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or the environment, and which is or becomes regulated by or under the authority of any Environmental Laws, as defined below, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde. As used herein, the term “Environmental Laws” shall mean any present or future federal, state or local law, whether common law, statute, rule, regulation or ordinance, judgment, order, or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Material, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the Hazardous Material to be brought onto the Premises, measures to be taken for storage and disposal thereof, and safety measures to be employed to prevent pollution or contamination of the air, soil, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant’s use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Material including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Material on the Premises; (iii) enforce Hazardous Material handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials to the extent required by Environmental Laws and arising from Tenant’s generating, bringing, using, storing, creating, releasing, or disposing of Hazardous Material; and (v) properly close the facility with regard to Hazardous Material including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Material and obtaining a closure certificate from the local administering agency prior to the Expiration Date.

B. Tenant’s Indemnity Regarding Hazardous Material: Landlord represents and warrants, to the best of its knowledge, that as of the Effective Date there does not exist any Hazardous Materials on the Premises or the property of which the Premises are a part. Tenant shall, at its sole cost and expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord’s trustees, shareholders, directors, officers, employees, partners, affiliates, agents, successors and assigns from, and against any and all claims, liabilities, obligations, penalties, fines, actions, costs or expenses incurred or suffered arising from generating, bringing, using, storing, creating, releasing or disposing of Hazardous Material by Tenant or Tenant’s Agents in or about the Premises, or the violation of any Governmental Regulation or Environmental Laws by Tenant or Tenant’s Agents. This indemnification applies whether or not the concentrations of any such Hazardous Material exceed applicable maximum contaminant or action levels or any governmental agency has issued a cleanup order. Tenant’s indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under present or future laws, including Environmental Laws; (ii) claims, liabilities, costs or expenses pertaining to the assessment and identification, monitoring, cleanup, containment, or removal of Hazardous Material from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) losses attributable to diminution in the value of the Premises or the Building (iv) loss or restriction of use of rentable space in the Building; and (v) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) directly resulting from the release or violation. This Section 12.B shall survive the expiration or termination of this Lease.

C. Notice of Release or Violation: Tenant agrees to notify Landlord of any lawsuits or orders of which Tenant has been notified in writing which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(B) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which of failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant, Tenant’s Agents and employees within the Building).

In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant’s Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.

In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to this Lease.

D. Remediation Obligations: In the event of any release on, under or about the Premises of any Hazardous Material generated, brought onto, used, stored, created or disposed of by Tenant or Tenant’s Agents, Tenant shall, at its sole cost, promptly take all necessary and appropriate actions, in compliance with applicable Environmental Laws, to remove or remediate such Hazardous Material, whether or not any governmental agency has issued a cleanup order, so as to return the Premises to substantially the condition that existed before the introduction of such Hazardous Material or as may otherwise be required by law. Tenant shall obtain Landlord’s written consent prior to implementing any proposed removal or remedial action, provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s written consent. Nothing in the preceding sentence shall in any way eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims, liabilities, costs or expenses incurred or suffered by Landlord.

E. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises, including any air, soil, water, ground water, or to conduct any other sampling or testing, digging, drilling or analysis, to determine whether Tenant is complying with the terms of this Section 12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any costs incurred by Landlord in determining Tenant’s non- compliance, including attorneys’, consultants’ and experts’ fees, shall be due and payable by Tenant to Landlord within thirty (30) following Landlord’s written demand therefor.

13. TENANT’S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay the Base Monthly Rent including additional rent or any other payment due under this Lease, where such failure to pay continues for five (5) days after written notice thereof by Landlord to Tenant, (ii) the abandonment of the Premises by Tenant; (iii) Tenant’s failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant’s making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (vii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days, or (viii) any default by Tenant under the Building 1 Lease.

A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) unamortized broker’s fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term “rent”, as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

C. Continuation of Lease: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole but reasonable discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent and other sums due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall have the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any reasonable costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

D. No Termination: Landlord’s re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

E. Non-Waiver: Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

F. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, and such failure continues after any applicable notice and cure period, Landlord in its sole discretion may, without further notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate (as defined in Section 20.J) within thirty (30) days of Landlord’s written notice for such payment.

14. LANDLORD’S LIABILITY:

A. Limitation on Landlord’s Liability: In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail or by nationally recognized overnight delivery service to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with written notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time as is reasonably necessary to obtain an appointment of a receiver, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant further waives any right to terminate this Lease and to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief; provided, however, Landlord and its partners, trustees, beneficiaries and employees shall not be liable to Tenant for any consequential damages suffered or incurred by Tenant on account of Landlord’s default including, without limitation, on account of lost profits or the interruption of Tenant’s business. Tenant hereby agrees that Landlord shall, except to the extent of any gross negligence or misconduct of Landlord, not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises or the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water, or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages arising from any act or neglect or any other tenant, occupant, or user of the Project, nor from the failure of Landlord to enforce the provisions of any other lease of the Project.

B. Limitation on Tenant’s Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their property interest in Lot 2 and all appurtenances thereto. Tenant shall have recourse only to the interest of Landlord in Lot 2 and all appurtenances thereto for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations. The provisions of this Section 14.B shall be effective only following substantial completion of the Building. During the effectiveness of this Lease, Landlord shall maintain a net equity as to its property interest in Lot 2 of no less than Five Million and No/100 Dollars ($5,000,000.00). The limitation of this Section 14.B shall not apply at anytime that there is a breach of the foregoing net equity covenant. As used herein, “net equity” shall mean the then fair market value of Lot 2 and all appurtenances thereto less debt, liens or other obligations against the property interest in the Lot 2.

C. Indemnification of Landlord: Except to the extent due to the negligence or willful misconduct of Landlord, as a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord (it being agreed that a counsel preferred by Tenant’s insurance company is acceptable) and hold Landlord, and their shareholders, directors, officers, trustees, employees, partners, affiliates and agents from any claims, liabilities, costs or expenses incurred or suffered arising from the use or occupancy of the Premises or any part of the Project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease, or any damage or injury to person or property from any such cause, including but not limited to the use or occupancy of the Premises or any part of the project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease or from the failure of Tenant to keep the Premises in good condition and repair as herein provided. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant or Tenant’s Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord’s costs and expenses and reasonable attorney’s fees incurred in defending such claims.

15. DESTRUCTION OF PREMISES:

A. Landlord’s Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord and Tenant, to the extent of its alterations and Tenant Improvements, shall repair the same to a similar condition to that which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent and Additional Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant’s business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance or Tenant’s fixtures, equipment or personal property. Tenant shall be obligated to replace and restore all alterations and Tenant Improvements paid for by Tenant but not exceeding $6,000,000 (increased by the CPI each year of the Lease Term) or, at Tenant’s option, to assign to Landlord tenant’s proceeds of insurance covering the replacement (not exceeding $6,000,000 (as increased by the CPI each year of the Lease Term) of such alterations and Tenant Improvements in which event Landlord shall restore.

B. Limitations on Landlord’s Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made in two hundred and seventy (270) days from the date of destruction as reasonably determined by Landlord (ii) the damage or destruction is not fully covered (or would not have been covered) by the insurance that Landlord is required to have maintained under this Lease and exceeds ten percent (10%) of the replacement cost of the Premises, (iii) the damage or destruction occurs in the last twelve (12) months of the Lease Term and would reasonably take greater than 120 days to restore (provided that if Tenant exercises an option to extend there shall be no termination right hereunder), or (iv) Tenant is in default, beyond any applicable notice and cure period, pursuant to the provisions of Section 13, or (v) Tenant has abandoned the Premises for more than ninety (90) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If Landlord elects to repair or restore, this Lease shall continue in full force and effect. Tenant hereby waives the benefits and rights provided to Tenant by the provisions of Civil Code Sections 1932 and 1933.

Notwithstanding anything in this Lease to the contrary, Tenant shall have the right to terminate the Lease in the event of a destruction of the Premises or of Building 1 that either: (i) occurs during the last year of the Lease Term and cannot be repaired within one hundred twenty (120) days of the date of such destruction; or (ii) cannot be repaired within two hundred seventy (270) days from the date of destruction, as reasonably determined by Landlord. If Tenant elects to terminate the Lease pursuant to the above, it shall do so by providing written notice to Landlord no later than fifteen (15) days following notification by Landlord of the time period necessary to repair the destruction.

16. CONDEMNATION: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. If all of the Premises or Building 1 or such part thereof be taken so that there does not remain a portion reasonably susceptible for occupation by Tenant for its intended use, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, or for Tenant’s moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of a taking.

17. ASSIGNMENT OR SUBLEASE:

A. Consent by Landlord: Except as specifically provided in Section 17.E, Tenant may not voluntarily, involuntarily or by operation of law, assign, sell or otherwise transfer all or any part of Tenant’s interest in this Lease or in the Premises, cause or permit any part of the Premises to be sublet, occupied or used by anyone other than Tenant, or permit any person to succeed to any interest in this Lease or the Premises (all of the foregoing being a “Transfer”) without the express written consent of Landlord. In the event Tenant desires to effectuate a Transfer, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed transferee, (ii) current financial statements of the transferee covering the preceding three years, (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed Transfer. Landlord shall have a ten (10) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) permit Tenant to Transfer such space to the named transferee on the terms and conditions set forth in the notice; or (ii) refuse consent and the basis therefore. If Landlord should fail to notify Tenant in writing of such election within the 10-day period, Landlord shall be deemed to have elected option (i) above. Landlord’s consent to the proposed Transfer shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed transferee is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed transferee is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed transfer agreement, if it is a sublease, conforms to the requirements of subsection 17.I (Sublease Requirements) or if it is an assignment, is in a form reasonably satisfactory to Landlord; and (iv) Tenant reimburses Landlord within 30 days following for any reasonable costs (not exceeding $5,000) that may be incurred by Landlord in connection with said Transfer, including the costs of making investigations as to the acceptability of the proposed transferee and legal costs incurred in connection with the granting or denial of any requested consent. In the event all or any one of the foregoing conditions are not satisfied (without limiting other factors that may be considered or conditions that may be imposed by Landlord in connection with a requested Transfer), Landlord shall be considered to have acted reasonably if it withholds its consent. Tenant shall not hypothecate, mortgage, pledge or otherwise encumber Tenant’s interest in this Lease or the Premises or otherwise use the Lease as a security device in any manner without the consent of Landlord, (all of the foregoing being an “Hypothecation”) which consent Landlord may withhold in its sole discretion. Tenant shall reimburse Landlord within 30 days following demand for any reasonable costs that may be incurred by Landlord in connection with an Hypothecation, including legal costs incurred in connection with the granting or denial of any requested consent. Landlord’s consent to one or more Transfers or Hypothecations shall not operate to waive Tenant’s obligation to obtain Landlord’s consent to other Transfers or Hypothecations nor constitute consent to an assignment or other Transfer following foreclosure of any permitted lien, mortgage or other encumbrance. If Tenant is a corporation, limited liability company, unincorporated association, partnership or other legal entity, the sale, assignment, transfer or hypothecation of any stock, membership or other ownership interest in such entity (whether occurring at one time or over a period of time) in the aggregate of more than fifty percent (50%) (determined cumulatively) shall be deemed an assignment of this Lease; in the case of a partnership, any withdrawal or substitution (whether occurring at one time or over a period of time) of any partners owning fifty percent (50%) or more (cumulatively) of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease; provided that, subject to Section 17.D below, the foregoing provisions of this sentence shall not apply to a transfer of stock in a corporation whose stock is publicly traded on a public stock exchange. If Tenant is a corporation whose stock is not publicly traded on a public stock exchange, any dissolution, merger, consolidation or reorganization of Tenant shall be deemed a Transfer.

B. Assignment or Subletting Consideration: Landlord and Tenant hereby agree that that during any renewal terms, fifty percent (50%), of any rent or other economic consideration (including without limitation, payments for trade fixtures and personal property in excess of the fair market value thereof, stock, warrants, and options) in excess of the Base Monthly Rent (or if a gross sublease, inclusive of a credit for Additional Rent) payable hereunder (i) realized by Tenant in connection with any Transfer by Tenant, and/or (ii) realized by a subtenant or any other person or entity (other than Tenant) (any such subtenant, person or entity being a “Subsequent Transferor”) in connection with a sublease, assignment or other Transfer by such Subsequent Transferor, shall be paid by Tenant to Landlord promptly after such amounts are paid to Tenant or a Subsequent Transferor As used in this Section 17.B, “Reasonable Transfer Costs” shall mean unamortized (based on reasonable useful life) cost of Tenant Improvements or Alterations paid for by Tenant and all costs to the extent reasonably incurred in connection with the Transfer in question, including without limitation: (i) advertising costs, legal fees and brokerage commissions payable to unaffiliated third parties, and (ii) tenant improvement costs incurred solely in connection with such Transfer. All Reasonable Transfer Costs shall be recovered by Tenant prior to payment of any excess Base Rent to Landlord. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No Transfer by Tenant shall relieve it of any obligation under this Lease. Any Transfer which conflicts with the provisions of this Lease shall be void.

C. No Release: Any Transfer shall be made only if and shall not be effective until the transferee shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the transferee, in the case of an assignment, shall assume all the obligations of this Lease on the part of Tenant to be performed or observed to the extent of the interest being transferred and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease to the extent applicable to the interest being transferred. Notwithstanding any Transfer and the acceptance of rent or other sums by Landlord from any transferee, Tenant shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any transferee or any other person claiming under or through any transferee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed transferee arising out of this Lease or by any real estate brokers or other persons claiming compensation in connection with the proposed Transfer.

D. Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a publicly-held corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer of stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors to one person or entity (or to any group of related persons or entities) (the “Acquiring Entity”), and after such sale or transfer of stock Tenant’s stock is no longer publicly traded. In a transaction under clause (i), the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such surviving corporation assumes the obligations of Tenant hereunder. In a transaction under clause (ii), the Acquiring Entity shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such Acquiring Entity assumes the obligations of Tenant to the extent accruing after such transferee’s acquisition of Tenant’s stock possessing more than 50% of the total combined voting of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors. The foregoing notwithstanding, in the event the Acquiring Entity is itself not a publicly-traded corporation, but is instead the subsidiary of a publicly-traded corporation (or a subsidiary of a subsidiary of a publicly-traded corporation, or a subsidiary in a chain of entities in which a parent corporation is publicly traded), then the publicly-traded parent corporation shall be required to execute and deliver to Landlord the Lease Guaranty. It is the intent of the parties that after such an acquisition of the stock of Tenant, Landlord shall be entitled to rely on the creditworthiness of a publicly-traded corporation and to receive audited financial information from a publicly-traded corporation.

E. Permitted Transfers: Notwithstanding anything contained in this Section 17, (but subject to Section 17.D), Tenant may enter into any of the following Transfers (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any consideration resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B: Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with Tenant to this Lease by means of an ownership interest of more than fifty percent (50%); (ii) a corporation which results from a merger, consolidation or other reorganization, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant as of the Effective Date of this Lease; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets or stock of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant as of the Effective Date of this Lease.

F. Effect of Default: In the event of Tenant’s default after notice and opportunity to cure, Tenant hereby assigns all amounts due to Tenant from any Transfer as security for performance of Tenant’s obligations under this Lease, and Landlord may collect such amounts as Tenant’s Attorney-in-Fact, except that Tenant may collect such amounts unless a default exists as described in Section 13 above. A termination of the Lease due to Tenant’s default shall not automatically terminate a Transfer then in existence; rather at Landlord’s election (1) such Transfer shall survive the Lease termination, (2) the transferee shall attorn to Landlord, and (3) Landlord shall undertake the obligations of Tenant under the transfer agreement; except that Landlord shall not be liable for prepaid rent, security deposits not received by Landlord or other defaults of Tenant to the transferee, or for any acts or omissions of Tenant and Tenant’s Agents.

G. Conveyance by Landlord: In the event of any transfer of Landlord’s interest in this Lease, the Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided, however, that any funds in the hands of Landlord or the then transferor at the time of such transfer, in which Tenant has an interest shall be turned over to the transferee and any amount then due and payable to Tenant by Landlord or the then transferor under any provision of this Lease shall be paid to Tenant; and provided, further, that upon any such transfer, the transferee shall be deemed to have assumed, subject to the limitations of this Section 17, all of the agreements, covenants and conditions in this Lease to be performed on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall, subject as aforesaid, be binding on each Landlord, its successors and assigns, only during its period of ownership. Notwithstanding anything in this Lease to the contrary, the original Landlord shall not transfer its interest in (A) Lot 2 to an entity not controlled by the immediate Sobrato family until substantial completion of the Building. In the event of any such transfer, the original Sobrato entity shall not be relieved of its obligations. Landlord acknowledges that Tenant has relied upon original Landlord (in particular, Landlord’s affiliation with the Sobrato Development Companies) and such has served as a material inducement for Tenant to enter into this Lease.

H. Successors and Assigns: Subject to the provisions of this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all parties hereto comprising Tenant and Landlord shall be jointly and severally liable hereunder.

I. Sublease Requirements: If Landlord consents to any sublet of the premises by Tenant to an approved Subtenant (“Subtenant”), every sublet transaction shall be evidenced by a written sublease between Tenant and Subtenant (the “Sublease”). The Sublease shall comply with the following requirements: (i) The form of the Sublease and the terms and conditions thereof shall be subject to Landlord’s approval which shall not be withheld unreasonably; (ii) The Sublease shall provide that it is subject to all of the terms and conditions of this Lease, except those terms and conditions relating to Rent, Additional Rent, and any other amount due under this Lease; (iii) The Sublease shall provide that the Subtenant shall have no right to exercise any option or other right granted to Tenant in this Lease; (iv) The Sublease shall contain a waiver of subrogation against Landlord and shall require Subtenant’s insurance policies to acknowledge such waiver of subrogation; (v) The Sublease shall provide that all requirements of the Lease applicable to subleases shall be applicable to sub-subleases; (vi) The Sublease shall require Subtenant, acting through Tenant, to obtain Landlord’s prior written approval, to any alteration to the Premises to the same extent Tenant is required by this Lease to obtain such consent; (vii) The Sublease shall require Subtenant to send Landlord copies of any and all default notices concerning the Premises that Subtenant is obligated to provide to Tenant and Tenant to send Landlord copies of any and all default notices concerning the Premises that Tenant is obligated to provide to Subtenant; and (viii) The Sublease shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates and shall require Subtenant to execute an attornment agreement if Landlord, in its sole and absolute discretion, shall elect to have the Sublease continue beyond the date of termination of this Lease as provided in Section 17.F.

18. OPTION TO EXTEND THE LEASE TERM:

A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, four (4) options (the “Options”) to extend the Lease Term for an additional term (the “Option Term”). The first two (2) Option Terms shall be for a period of thirty six (36) months each and the second two (2) Option Terms shall be for sixty (60) months each. All Option Terms shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section (all remaining options will, however, continue to be in effect), provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the Base Monthly Rent applicable to the period immediately prior to the commencement of the Option Term, and (ii) ninety percent (90%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default (beyond any applicable notice or cure period) under any of the terms, covenants or conditions of this Lease at the time Tenant exercises the Option, then Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 18.A. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the (i) current use and other potential uses of the Premises, as determined by the rents then obtainable for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building and on substantially the same terms and conditions as this Lease (e.g., triple net operating expenses). The appraisers shall be instructed that the foregoing ten percent (10.0%) discount is intended to offset comparable rents that include the following costs which Landlord will not incur in the event Tenant exercises its option (i) brokerage commissions, (ii) tenant improvement or relocation allowances, and (iii) vacancy costs.

B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of Base Monthly Rent and Additional Rent due from Tenant to Landlord hereunder.

C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:

1. Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.

2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to Netflix, Inc., Acquiring Entity, or any successor by Permitted Transfer and are not exercisable by any third party should Tenant otherwise assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole and absolute discretion. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been properly exercised.

19. RIGHT OF FIRST OFFERING TO PURCHASE:

A. Grant: Landlord hereby grants Tenant a right of first offer to purchase Landlord’s interest in Lot 2 and all appurtenances thereto, including the Building, or Landlord’s interest in Lot 1 and all appurtenances thereto, including Building 1 (if the Landlord’s interest in the Building and Building 1 are offered separately) or Lot 1 and Lot 2 and all appurtenances thereto, including the Building and Building 1 (if the Landlord’s interest in Building and Building 1 are offered together). Prior to Landlord offering to sell its interest in either Lot 1 or Lot 2 to a third party, Landlord shall give Tenant written notice of such desire and the terms and other information under which Landlord intends to sell Lot 1 and/or Lot 2 (and all appurtenances thereto), including without limitation, (i) sales price, (ii) seller financing, (iii) assumable 3rd party financing (iv) state of title; (v) date for close of escrow; (vi) allocation of closing costs; (vii) legal description; and (v) any other material terms. Provided at the time of exercise, Tenant is not in default beyond the expiration of any applicable cure period, Tenant shall have the option, which must be exercised, if at all, by written notice to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s notice, to purchase Landlord’s interest in Lot 1 and/or Lot 2, as applicable, at the sales price and terms of sale specified in the notice. In the event Tenant timely exercises such option to purchase Landlord’s interest, Landlord shall sell Landlord’s interest to Tenant, and Tenant shall purchase Landlord’s interest from Landlord in accordance with the price and terms specified in Landlord’s notice. Landlord and Tenant shall, in good faith, attempt to reach agreement on the terms of a mutually acceptable reasonable purchase agreement consistent with the terms set forth in Landlord’s notice within thirty (30) days of Landlord’s notice. In the event (i) Landlord and Tenant, in good faith, are unable to reach agreement on a mutually acceptable reasonable purchase agreement within such thirty (30) day period or (ii) Tenant fails to exercise Tenant’s option within said thirty (30) day period, Landlord shall have one hundred eighty (180) days thereafter to sell such Landlord’s interest at no less than ninety five percent

(95%) of the sales price and upon the same or substantially the same other terms of sale as specified in the notice to Tenant. In the event Landlord fails to close escrow on the sale of Landlord’s interest within said one hundred eighty (180) day period or in the event Seller proposes to sell Landlord’s interest at less than ninety five percent (95%) of the sales price or on other material terms which are more favorable to the prospective buyer than that proposed to Tenant, Landlord shall be required to resubmit such offer to Tenant in accordance with this Right of First Offering except that Tenant shall be required to respond to any resubmission within a ten (10) day period. For purposes of clarification, any sale, transfer or other hypothecation of any interest in the entity comprising Landlord shall be subject to the provisions of this Section 20. Notwithstanding anything herein to the contrary, Lot 1 and Lot 2 referred to herein shall include all appurtenant rights of an owner to the use, enjoyment, management and control of Lot A.

B. Exclusions: This Right of First Offering shall automatically terminate, upon the expiration or sooner termination of the Lease. In addition, this Right of First Offering shall not be triggered by an event of a foreclosure or other involuntary transfer of Landlord’s interest in the Premises, provided the Right of First Offering shall survive any such foreclosure or involuntary transfer. Notwithstanding the forgoing, this Right of First Offering shall not apply to (but shall survive and remain in effect after) transfers of all or a portion of the Building to (i) John A. Sobrato and/or John M. Sobrato (individually and collectively “Sobrato”), and (ii) any immediate family member of Sobrato, and (iii) any trust established, in whole or in part, for the benefit of Sobrato and/or any immediate family member of Sobrato, (iv) any partnership in which Sobrato or any immediate family member, either directly or indirectly (e.g., through a partnership or corporate entity or a trust) retains a general partner interest, and/or (v) any corporation under the control, either directly or indirectly, by Sobrato or any immediate family member of Sobrato.

20. GENERAL PROVISIONS:

A. Attorney’s Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B. Authority of Parties: Tenant and Landlord each hereby represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said party, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

C. Brokers: Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than Colliers International and Tenant agrees to indemnify, defend and hold Landlord harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through Tenant. Landlord shall be responsible for commissions payable to Colliers International in accordance with a separate agreement between Landlord and Colliers International

D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Except as provided in Section 20.E, venue shall be Santa Clara County.

E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer, or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J. A. M. S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code § 1119 et. seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J. A. M. S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party’s request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). In order for the prevailing party to be entitled to the payment of attorney’s fees, the prevailing party must have followed the provisions of this section and have attempted to mediate any dispute prior to invoking arbitration.

IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR THE OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

LANDLORD:              TENANT:

F. Entire Agreement: This Lease and the exhibits attached hereto contain all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) showing the Premises to Landlord’s or the Master Landlord’s existing or potential successors, purchaser, tenants and lenders. Tenant shall permit Landlord and his agents, at any time within twelve (12) months prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises “For Lease” signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours. Notwithstanding anything in this Lease to the contrary, any entry by Landlord in the Premises or upon Lot A shall be designed to minimize interruption to Tenant’s ongoing operations.

H. Estoppel Certificates: At any time during the Lease Term, Tenant or Landlord, as applicable shall, within ten (10) days following written notice from the other, execute and deliver to the requesting party a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on Landlord’s or Tenant’s part, as applicable, hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord or Tenant, as applicable, may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. To extent Tenant is not a publicly traded company. Tenant agrees to provide, within five (5) days of Landlord’s request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing or sale of the Premises or Landlord’s interest therein.

I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full (“Agreed Interest Rate”). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

K. Modifications Required by Lender: If any lender of Landlord or ground lessor of the Premises requires a modification of this Lease that will not increase Tenant’s cost or expense or materially or adversely change Tenant’s rights and obligations, Tenant agrees to execute whatever reasonable documentation is required to effectuate and modification and deliver them to Landlord within ten (10) days after the request.

L. No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, nationally recognized overnight courier service or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party.

N. Property Management: In the event Tenant is not the tenant of Building 1, then upon occupancy of another tenant of Building 1 (excluding, however any tenancy by or through Tenant), Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of two percent (2.0%) of the Base Monthly Rent. Except as provided herein, no management fee shall be due by Tenant to Landlord.

O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.

P. Representations: Except for the provisions of this Lease, Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q. Rights and Remedies: Subject to Section 14 above, All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T. Subordination: Landlord represents to Tenant that the Premises will be unencumbered by a real estate loan as of the Effective Date. Landlord shall cause any future lender to furnish to Tenant, within sixty (60) days of the date of both parties’ execution of this Lease, or placement of a lien by lender on the property, as applicable, with a written agreement providing for (i) recognition by the lender of all of the terms and conditions of this Lease; and (ii) continuation of this Lease upon foreclosure of existing lender’s security interest in the Premises. Subject to the above, this Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the reasonable form presented to Tenant, which Landlord or Holder reasonably deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize and not disturb Tenant’s rights under this Lease as long as Tenant is not then in default (beyond applicable cure periods) and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord’s written request, Tenant shall execute any reasonable documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance so long as such documents provide for (i) recognition by the Holder of all of the terms and conditions of this Lease; and (ii) continuation of this Lease upon foreclosure on the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, subject to agreement not to disturb, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V. Time: Time is of the essence hereunder.

W. Transportation Demand Management Programs: Tenant agrees that the cost of TDM (Transportation Demand Management) programs required on the Premises shall be paid by Tenant and that the cost of any TDM that is available for use by Lot B (or another tenant of Building 1, if any) shall be shared on a proportionate of use basis. Further, any ongoing costs or expenses associated with a TDM program which are required for the Project and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and Tenant’s proportionate share shall be reimbursed to Landlord by Tenant within thirty (30) days after demand in accordance with Section 8 above. As of the date of this Lease, the TDM programs which have been imposed are: (i) provision EcoPasses to any full time employee who requests one, (ii) provision of a wireless network connection for employees in the courtyard, and (iii) the agreement to allow the police department to install a small antenna on the roof of the Building.

X. Waiver of Right to Jury Trial: Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

Y. Memorandum of Lease Tenant agrees not to record this Lease, but may record the memorandum of lease attached hereto as Exhibit F on both Lots 1 and Lots 2.

Z. Approvals and Expenses. Whenever the Lease requires an approval, consent or other action by either Landlord or Tenant, such approval, consent or action shall not be unreasonably withheld, conditioned or delayed. Any reimbursable expenditure shall be limited to the actual and reasonable amount of such expenditure.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord: SOBRATO LAND HOLDINGS		Tenant: NETFLIX, INC.
a California Limited Partnership		a Delaware Corporation

By:	/s/ John M. Sobrato	By:	/s/ David Hyman

Its: General Partner		Its: General Counsel

EXHIBIT “A” – Premises & Building

EXHIBIT “B” – Declaration

EXHIBIT “C” – Building Shell Plans and Specifications

to be attached following lease execution

EXHIBIT “D” – Building Shell Definition

1. Site and Shell:

All permits and fees required for approval, permits, use, and governmental sign-off. All landscape, site work, lighting, paving, and signage, utilities stubbed into the Building Shell to appropriate areas as agreed by the Parties. Common Area site landscape irrigation and site electrical will be separately metered by common house site and water meters. Work includes all vaults, fees, backflow and monitoring devices. Landlord to provide 2 – 4” phone conduits and 2 – 4” private fiber conduits to a designated spot in the building (MPOE).

2. Garage:

All work related to the construction of the garage including compliance to all codes including ADA and Title 24 but shall not include elevators nor elevator lobbies and finishes which work shall be part of the Tenant Improvements. Landlord to provide garage drainage system, domestic water hose bibs, convenience electrical, including car chargers if required by the Town. Garage electrical including transformers and panels for lighting, convenience power and ventilation, will be stubbed into electrical room for final connection by Tenant. All finishes, perimeter painting, signage, garage floor sealer concrete finished access and egress stairs, doors with electronically locking hardware (system by Tenant), automatic CO2 system and mechanical venting, all lighting to code levels. Separate fire riser and fully monitored fire sprinkler system (monitoring system by Tenant). Landlord to provide rollup/tilt up gates, with time clocks and loop detection, and cable rails with safety devices at ramp edge. Except as specifically provided herein, all work required for a garage final inspection.

3. Shell:

All work required to obtain a shell permit final inspection (not a TCO for occupancy). All work shall conform to local building codes, ADA and Title 24 for the shell. Exterior doors to have electronic hardware (system provided by Tenant). Stairs for access and egress with one set to the roof. Interior walls to be furred out above and below windows. Fire riser and complete shell system, including “up heads” with capped tees for Tenant improvements at all floors and roof, monitors and PIV (monitoring system by Tenant). Provided shaft locations and HVAC equipment are determined prior to steel fabrication, steel framework shall be designed to accommodate shaft and elevator openings and mechanical support and leveling pads at no cost to Tenant. Complete sewer “gut line” under podium slab connecting restroom cores to site utility.

4. Electrical:

All primary and secondary electrical service from the street to a location in building or garage, transformer pad, and house meter section. All wiring of Common Area devices including meter, feeders, transformer, and distribution, such as: lighting, site amenities and landscape irrigation. Communication and monitoring conduits as described above.

EXHIBIT “E” – Tenant Improvement Plans and Specifications

To be attached when completed

EXHIBIT F – Memorandum of Lease

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

ATTENTION: Real Estate Department/DKK

MEMORANDUM OF LEASE AND OPTIONS

THIS MEMORANDUM is made as of the          day of                     , 2006, by and between SOBRATO LAND HOLDINGS, a California limited partnership (“Landlord”), and NETFLIX, INC., a Delaware corporation (“Tenant”), with reference to the following facts and objectives:

A. Landlord and Tenant entered that certain unrecorded Lease (the “Lease”) dated                     , 2006, regarding the real estate located on Winchester Boulevard in Los Gatos, Santa Clara County, California, more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Land”).

B. Landlord and Tenant mutually desire to give public notice of the existence of the Lease and the rights and options of Tenant thereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Lease and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions of the Lease the “Building” described in the Lease to be constructed by Landlord on the portion of the Land described on Exhibit “B” attached hereto, together with all rights, privileges, easements and appurtenances thereunto appertaining.

2. Landlord and Tenant acknowledge that the term of the Lease will be for a term of sixty (60) months commencing upon substantial completion of the Building Shell and Tenant Improvements (as described in the Lease). Landlord hereby grants Tenant four (4) options to extend the Lease Term for additional terms. The first two (2) option terms shall be for a period of thirty six (36) months each and the second two (2) Option Terms shall be for sixty (60) months each.

3. Landlord hereby grants Tenant the first right, option and opportunity to purchase the Premises on the terms and conditions provided in the Lease.

4. All capitalized terms used herein shall have the meanings ascribed to them in the Lease. The purpose of this Memorandum is to give public notice of the existence of the Lease and the rights and options of Tenant thereunder. In the event, however, of any inconsistency between this Memorandum and the terms and conditions of the Lease, the Lease shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum of Lease and Options, by their duly-authorized representatives, as of the day and year first above written.

LANDLORD:	TENANT:

SOBRATO LAND HOLDINGS,	NETFLIX, INC.,
a California limited partnership	a Delaware corporation

By:	By:

John Michael Sobrato	Name:
Managing General Partner	Title:

State of California                     )

                            ) ss.

County of                         )

On                     , 2004, before me,                                                  , personally appeared JOHN MICHAEL SOBRATO, personally known to me or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

State of California                     )

                            ) ss.

County of                         )

On                     , 2004, before me,                                                  , personally appeared                                               , personally known to me or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public